Exhibit 99.1

Staffing 360 Solutions Pre-Announces First Quarter Results

Despite Dip in Revenue in the Winter Quarter, Company Reports Improvements in Gross Profit, Gross Margin and its Adjusted EBITDA Up 46%

New York, NY – May 8, 2017 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), a public company executing an international buy-and-build strategy through the acquisition of staffing organizations in the United States and in the United Kingdom, today pre-announced its unaudited financial results for the fiscal first quarter ended April 1, 2017.

Subject to the completion of the review of Staffing 360 Solutions’ full financial statements and filing with the Securities and Exchange Commission, the results for fiscal Q1 2017 are expected to be as follows:

•	Revenue of $40.7 million, a 5.7% decrease from $43.2 million in Q1 2016. On a constant currency basis, the decrease was 3.4%;
•	Gross profit of $7.3 million, a 1.4% increase over $7.2 million in Q1 2016; On a constant currency basis, the gain was 4.4%;
•

Net loss attributable to common stock of $3.6 million compared to $2.6 million in Q1 2016. The current year includes non-cash accounting charges of $1.4 million associated with the amendment and subsequent pay off of convertible notes;

•	Adjusted EBITDA of $1.0 million, a 46% increase over $0.7 million in Q1 2016. Impact of currency was not significant.

“Although we experienced a dip in revenue compared to the same time last year, our gross profit and margin continued to improve, our SG&A overheads reduced and this led to a continued growth in our adjusted EBITDA,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions.  “The Net Loss attributable to common stock included a $1.4 million non-cash charge for refinancing actions taken in the quarter.”

Mr. Flood continued, “Although we often see a dip in revenue in the winter months, revenue was down year-over-year due to several factors, including four fewer working days in this quarter than the same period of 2016 costing us $1.8 million, an exchange rate drop of $1.0 million and the reduction in demand from one of our largest clients costing us $0.8 million that we believe is now behind us.  We expect some softness in revenue to continue across the second quarter but, as mentioned on our conference call, we have several new contracts that are expected to ramp up in mid-Summer and to have an important impact on the second half of the year. By generating improvements of our bottom line figures in flat and down quarters through our continued synergies and cost cutting measures, we expect to see continuing improvement in metrics like Adjusted EBITDA as sales begin to accelerate throughout the rest of the year.”

The Company expects to file its full results for the fiscal first quarter ended April 1, 2017 on Form 10-Q before the SEC filing deadline in mid-May, along with hosting an earnings conference call.

For more information about Staffing 360 Solutions and complete investor materials such as investor presentations, white papers and webcasts of past earnings calls, please visit: www.staffing360solutions.com/res.html.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and in the United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space.  For more information, please visit: www.staffing360solutions.com.

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Non-GAAP Financial Measures

The Company uses financial measures which are not calculated and presented in accordance with US generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making regarding potential acquisitions, as well as a means to evaluate period-to period comparison. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, income taxes, depreciation and amortization, and amortization of non-cash stock-based compensation, non-recurring acquisition and restructuring expenses and goodwill impairment charges.

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements. These statements may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $300 million, due to  the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional target acquisitions, to successfully integrate any newly acquired companies, to organically grow its business, to successfully defend any potential future litigation, changes in local or national economic conditions, the Company’s ability to comply with its contractual covenants, including in respect of its debt,  as well as various additional risks, many of which are unknown at this time and generally out of the Company’s control, and which are detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

+1.646.507.5712

darren.minton@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

David Faiman, Chief Financial Officer

+1.646.507.5711

info@staffing360solutions.com

Staffing 360 Solutions, Inc. and Subsidiaries
Reconciliation of Net Loss Attributable to Common Stock to Adjusted EBITDA
(All Amounts in Thousands)

	For the Period	For the Period
	January 1, 2017	December 27, 2015
	to April 1,	to March 26,
	2017	2016
	(Unaudited)	(Unaudited)

Net Loss Attributable to Common Stock	$ (3,613)	$ (2,563)

Adjustments:
Interest Expense	$ 502	$ 600
Provision for Income Taxes	115	50
Depreciation and Amortization *	1,279	1,495
EBITDA	(1,717)	(418)

Acquisition, Capital Raising and Other Non-Recurring Expenses	757	350
Debt Extinguishment Costs	1,368	-
Other Non-Cash Charges	582	666
Restructuring Charges	-	5
Modification Expense	5	31
Dividends – Series A Preferred Stock	50	50
Other Expense	(7)	(14)
Net Income Attributable to Non- Controlling Interest	-	42
Adjusted EBITDA	$ 1,038	$ 712

* Includes amortization included within Other Expenses.